UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 26, 2010

WESTLAKE CHEMICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32260	76-0346924
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2801 Post Oak Boulevard, Suite 600 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 960-9111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On February 26, 2010, Westlake Chemical Corporation (“Westlake”) determined to grant awards of restricted stock and stock options and long-term cash performance awards to certain of the company’s executive officers, including the named executive officers. The long-term cash performance awards are a new element of Westlake’s incentive compensation for 2010. The long-term cash performance awards granted to the named executive officers were as follows:

Name	Title	Long-Term Cash Performance Awards (1)
		Threshold	Target	Maximum
Albert Chao	President and Chief Executive Officer	$128,390	$513,560	$1,027,120

James Chao	Chairman	96,199	384,794	769,588

M. Steven Bender	Senior Vice President, Chief Financial Officer and Treasurer	30,250	121,000	242,000

Wayne D. Morse	Senior Vice President, Vinyls	18,789	75,154	150,308

George J. Mangieri	Vice President & Chief Accounting Officer	14,054	56,214	112,428

(1)	The long-term cash performance awards are subject to a three-year performance period beginning on January 1, 2010 and ending on December 31, 2012. The amount of cash received will be based upon Westlake’s total shareholder return compared with the total shareholder return of Westlake’s peer group. Threshold performance requires a relative total shareholder return (as compared to the peer companies) rank of at least the 33rd percentile, target performance requires a rank of at least the 50th percentile, and maximum performance requires a rank of at least the 75th percentile. If at least the threshold performance is attained, the long-term performance awards will be paid in cash as soon as practicable after Westlake’s compensation committee determines the extent to which the performance conditions were satisfied.

The awards of restricted stock and stock options and the long-term cash performance awards were made pursuant to Westlake’s 2004 Omnibus Incentive Plan.

The foregoing description of the long-term cash performance awards does not purport to be complete and is qualified in its entirety by reference to the full text of the form of long-term cash performance award letter, which is filed as an exhibit to this Current Report and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)

10.1	Form of Long-Term Cash Performance Award Letter effective as of February 26, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTLAKE CHEMICAL CORPORATION

By:	/S/ ALBERT CHAO
Albert Chao
President and Chief Executive Officer

Date: March 4, 2010

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